Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-59350, 333-31784, and 333-44822 of Onvia.com, Inc. on Form S-8 of our report dated March 17, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in accounting for goodwill upon adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, for the year ended December 31, 2002, as discussed in Note 4 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of Onvia.com, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington March 17, 2004